Exhibit 99.1

Transcat, Inc. • 35 Vantage Point Drive • Rochester, NY 14624 • 585-352-7777

IMMEDIATE RELEASE

Transcat accelerates the growth of its high margin rental

business with the acquisition of Axiom Test Equipment, Inc.

ROCHESTER, NY, August 8, 2023 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration services, enterprise asset management services, and value-added distributor of professional grade handheld test, measurement and control instrumentation, announced that it has acquired all of the capital stock of privately-held Axiom Test Equipment, Inc. (“Axiom”), effective August 8, 2023. The $38 million purchase price was paid in combination of $28 million in Company stock and $10 million in cash and is subject to certain customary holdback provisions.

Founded in 2005, Axiom is an established rental provider of Electronic Test Equipment to customers across the United States. The company has 26 employees and is headquartered just outside of San Diego, California.  Axiom has an in-house ISO 17025 lab, which is primarily utilized for internal calibrations and equipment repair services. The existing staff and leadership team, led by current Axiom President Josh Shilts, will remain in place, and will continue to service customer needs.

“Axiom is a well-established, fast-growing player in the Test Equipment rental market.  They have demonstrated the ability to grow consistently, while expanding profitability, both attributes that align closely to Transcat’s historic performance.   Our combined Rental business is expected be approximately $24 million in revenue, with expected Gross Margins above 55%,” according to Lee Rudow, President and Chief Executive Officer.  “Axiom is a profitable business that will expand our existing Rental offering, which we believe will create opportunities for accelerated growth, while also bringing skilled staff with extensive industry knowledge and expertise.”

Mr, Rudow added, “Once Axiom is integrated into our existing Distribution business, we expect the near-term combined gross margins to be in the 28% to 30% range and would expect the margins to improve over time from there as the rental business continues to grow faster than the traditional distribution business.”

“Importantly, the two rental businesses are complementary to one another in that there is little overlap in the rental asset portfolios, as well as little overlap in customers.  We believe that this presents a compelling cross sell opportunity that we will be able to quickly leverage.”

“From a Service lead generation standpoint, our Distribution and Rental business is a value differentiator and we are confident that adding Axiom to the equation will provide additional opportunity to drive strong organic calibration service growth into this newly acquired customer base.  We have demonstrated the ability to execute on these opportunities and would expect nothing different in the case of Axiom.”

“For these four reasons, expansion of offerings, profit/margin enhancement, cross-selling opportunities and lead generation for our Services business, we see Axiom as a great strategic fit for Transcat.”

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Transcat accelerates the growth of its high margin rental business with the acquisition of Axiom Test Equipment, Inc.

August 8, 2023

ABOUT TRANSCAT

Transcat, Inc. is a leading provider of accredited calibration, reliability, maintenance optimization, quality and compliance, validation, Computerized Maintenance Management System (CMMS), and pipette services. The Company is focused on providing best-in-class services and products to highly regulated industries, particularly the Life Science industry, which includes pharmaceutical, biotechnology, medical device, and other FDA-regulated businesses, as well as aerospace and defense, and energy and utilities. Transcat provides periodic on-site services, mobile calibration services, pickup and delivery, in-house services at its 27 Calibration Service Centers strategically located across the United States, Puerto Rico, Canada, and Ireland. In addition, Transcat operates calibration labs in 21 imbedded customer-site locations. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor that markets, sells and rents new and used national and proprietary brand instruments to customers primarily in North America. The Company believes its combined Service and Distribution segment offerings, experience, technical expertise, and integrity create a unique and compelling value proposition for its customers.

Transcat’s strategy is to leverage its strong brand and unique value proposition that includes its comprehensive instrument service capabilities, enterprise asset management, and leading distribution platform to drive organic sales growth. The Company will also look to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model. More information about Transcat can be found at: Transcat.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions.  Forward-looking statements are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” “plans,” “aims” and other similar words.  All statements addressing operating performance, events or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, the Company’s response to the coronavirus (COVID-19) pandemic, the commercialization of software projects, sales operations, capital expenditures, cash flows, operating income, growth strategy, segment growth, potential acquisitions, integration of acquired businesses, market position, customer preferences, outlook and changes in market conditions in the industries in which Transcat operates are forward-looking statements.  Forward-looking statements should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include those more fully described in Transcat’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”  Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated.  In addition, undue reliance should not be placed on the Company’s forward-looking statements, which speak only as of the date they are made.  Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this news release, whether as the result of new information, future events or otherwise.

For more information, contact:

Linda Reynolds
Executive Assistant
35 Vantage Point Drive
Rochester, NY 14624
Phone: 585.866.1969
Email: linda.reynolds@transcat.com